March 27, 1997


Mr. Edward L. Cain, Jr.
Employee Solutions-East, Inc.
Two Ravinia Drive, Suite 1470
Atlanta, GA 30346

         RE.  Professional Employers Resource Corporation, an
         Indiana corporation ("PERC")

Dear Ed:

         This letter is to confirm our understanding and agreement regarding the financial consequences of certain activities which you have undertaken, primarily through PERC, a company owned by you, Wayne G. Wickard, and others, with respect to providing or brokering workers' compensation and related services other than with or through Employee Solutions, Inc. and its affiliated companies (collectively, "ESI").

         Background
         ----------

         As of January 1996, ESI had in place an unwritten policy whereby its captive workers' compensation insurance company, Camelback Insurance Limited ("Camelback"), would not underwrite stand-alone workers' compensation insurance risks with manual premiums under $50,000 per year, nor would cotton gin industry risks be underwritten.

         ESI and its subsidiary, Camelback, have now modified their policy regarding the types of stand-alone workers' compensation risks which will be underwritten and it has now been decided that ESI will evaluate, and may underwrite, the under $50,000 manual premium cases, as well as cotton gin industry risks.

         In light of your relationship with ESI as an officer and director, and your further relationship with Employee

Edward L. Cain, Jr.
March 27, 1997
Page 2


Solutions-East, Inc. ("ESI-East"), one of ESI's subsidiaries, as an employee and as the President thereof, you and ESI have agreed as follows:

         1. You will voluntarily, immediately resign as an officer and director of PERC. You have represented and warranted to ESI and ESI-East that you are not a PERC employee.

         2. You will divest yourself of your interest in PERC no later than December 31, 1997. Except as otherwise provided in this Agreement, however, ESI shall not have any claim against your share of the 1997 PERC profits or any 1997 PERC revenues or the proceeds from your sale of your interest in PERC.

         3. ESI agrees to release you from any liability with respect to your ownership of an interest in PERC or other PERC activities as of March 27, 1997 including, but not necessarily limited to, PERC's participation in stand-alone workers' compensation business activities, in exchange for a total payment from PERC to ESI in the amount of $816,550, of which $543,550 has already been paid. The $273,000 balance owed to ESI will be paid, with interest (at the rate of 6% per annum from January 1, 1997), no later than December 31, 1997. In the event that any of the activities described in this paragraph 3 are construed as a breach or violation of any provision of your Employment Agreement with ESI-East, ESI and ESI-East hereby waive any such breach or violation and release you from any and all claims and damages, it any, with respect thereto.

         4. The $816,550 amount referred to in paragraph 3 above shall include all overhead utilization by PERC with respect to ESI or ESI-East resources through December 31, 1996 and all other amounts owed by PERC to ESI or ESI-East as of March 27, 1997, including, but not limited to, any overpayments of commissions with respect to ERX. PERC will, nevertheless, reimburse ESI and ESI-East a reasonable, mutually agreed-upon amount, to be determined by the parties, for overhead utilization through March 27, 1997; provided, however, that it is nevertheless acknowledged that the overhead reimbursement shall be less than the comparable amount for 1996 because PERC's 1997 business activity has been materially lower than 1996's business activity; provided further that there shall be no PERC utilization of ESI or ESI-East

Edward L. Cain, Jr.
March 27, 1997
Page 3


resources after  March 27, 1997 in any respect whatsoever.

         5. As long as either you or Wayne G. Wickard own any interest in PERC, whether directly or indirectly, PERC agrees that it will give ESI Risk Management Agency, Inc., (another one of ESI's Agency, Inc.) and ESI Risk
Management Agency, Inc. shall in fact have at all such times a right of first refusal with respect to all of PERC's stand-alone workers' compensation business. All such business must be submitted to ESI Management Agency, Inc. for approval or rejection and, if the business is rejected, then, and only then, may PERC underwrite any such business or otherwise. accept such business. In all other respects, however, PERC may compete with ESI, Camelback and/or ESI Risk Management Agency, Inc., in the workers' compensation stand-alone business.

                  6. As part of this arrangement, ESI agrees to indemnify you and to hold you harmless with respect to any lawsuits brought against you by any ESI shareholder or other party, but only to the extent that such matters allege
(a) a breach of your Employment Agreement with ESI-East, (b) a breach of your fiduciary duty as an ESI or ESI-East officer, director or employee, (c) a diversion of corporate opportunity from ESI or ESI-East, or (d) any similar breach of duty or obligation owed to ESI or ESI-East; provided, however, that the alleged breach or diversion of corporate opportunity is predicated upon your pre-March 27, 1997 relationship with PERC as a shareholder, officer or director or because of your ownership or sale of PERC stock during the period from March 28, 1997 through December 31, 1997. The indemnity shall not, however, apply to liability which you may have with respect to PERC operations not involving allegations of the sort described in clauses (a), (b), (c) or (d) of this paragraph 6.

                  7. Notwithstanding anything contained in your Employment Agreement to the contrary, the covenants and provisions contained in this letter agreement shall be controlling and the Employment Agreement shall be deemed amended accordingly.

         To confirm our understanding in these arrangements, please execute this letter where indicated below.

Edward L. Cain, Jr.
March 27, 1997
Page 4


         Please note that, as this transaction involves a member of ESI's Board of Directors and an ESI officer, ESI's obligations hereunder must be subject to the approval of its Board of Directors. I am signing below, however, to confirm to you that I, as Chief Executive Officer of ESI, am in agreement with the foregoing and will recommend to the ESI Board of Directors, at the next meeting of the Board, that they approve of the same.

                                                 Very truly yours,

                                                 EMPLOYEE SOLUTIONS, INC.


                                                 /s/ Marvin Brody
                                                 -------------------------
                                                 Marvin D. Brody
                                                 Chief Executive Officer


         The foregoing has been reviewed by, and is confirmed and agreed to by the undersigned, Edward L. Cain, Jr., 30 day of March, 1997.



         Edward Cain, Jr.
         -------------------
         Edward L. Cain, Jr.